WPS RESOURCES CORPORATION AND SUBSIDIARIES												Exhibit A-2
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2001
Millions										Eliminations		Consolidated
	WPSC	WPSR	WPSRCC	UPPCO	UPBDC	PENVEST	WPSN	CAP TRST I	VISIONS	Debit	Credit	Stmt of Income

Operating revenues
Nonregulated revenue	-	90.7	1,705.7	-	1.1	-	-	-	-	96.9		1,700.6
Utility revenue	932.3	-	-	65.0	-	-	-	-	-	22.4		974.9
Total revenues	932.3	90.7	1,705.7	65.0	1.1	-	-	-	-	119.3	-	2,675.5

Nonregulated cost of fuel, gas, and purchased power	-	-	1,642.1	-	-	-	-	-	-		2.5	1,639.6
Utility cost of fuel, gas, and purchased power	443.0	-	-	26.7	-	-	-	-	-	1.5	26.6	444.6
Operating and maintenance expense	262.2	5.4	70.9	23.8	-	-	-	-	-		1.1	361.2
Depreciation and decommissioning	72.6	0.2	8.1	5.5	0.2	-	-	-	-			86.6
Taxes other than income	31.4	0.1	0.4	4.2	0.1	-	-	-	-			36.2
Total operating expenses	809.2	5.7	1,721.5	60.2	0.3	-	-	-	-	1.5	30.2	2,568.2

Operating income	123.1	85.0	(15.8)	4.8	0.8	-	-	-	-	120.8	30.2	107.3

Miscellaneous income	36.6	1.0	3.9	1.3	-	-	0.2	3.6	-	9.1		37.5
Interest expense	(31.2)	(17.7)	(10.5)	(4.2)	(0.3)	-	-	(0.1)	-		8.2	(55.8)
Distributions - preferred securities of subsidiary trust	-	-	-	-	-	-	-	(3.5)	-			(3.5)
Other income (expense)	5.4	(16.7)	(6.6)	(2.9)	(0.3)	-	0.2	-	-	9.1	8.2	(21.8)

Income before income taxes	128.5	68.3	(22.4)	1.9	0.5	-	0.2	-	-	129.9	38.4	85.5
Provision for income taxes	43.9	(9.3)	(30.9)	0.9	0.2	-	-	-	-			4.8
Minority interest	(0.9)	-	-	-	-	-	-	-	-		0.9	-
Net income before preferred	83.7	77.6	8.5	1.0	0.3	-	0.2	-	-	129.9	39.3	80.7
Preferred stock dividends of subsidiary	3.1	-	-	-	-	-	-	-	-			3.1
Income available for common shareholders	80.6	77.6	8.5	1.0	0.3	-	0.2	-	-	129.9	39.3	77.6

WPS RESOURCES CORPORATION AND SUBSIDIARIES												Exhibit A-2
CONSOLIDATING STMT OF RETAINED EARNINGS
AS OF DECEMBER 31, 2001
Millions										Eliminations		Consolidated
	WPSC	WPSR	WPSRCC	UPPCO	UPBDC	PENVEST	WPSN	CAP TRST I	VISIONS	Debit	Credit	Stmt of RE

Retained earnings (1/1/01)	229.3	354.8	(4.7)	10.3	0.9	-	(0.4)	-	-	235.4	-	354.8
Income available for common shareholders	80.6	77.6	8.5	1.0	0.3	-	0.2	-	-	90.6	-	77.6
	309.9	432.4	3.8	11.3	1.2	-	(0.2)	-	-	326.0	-	432.4
Dividends on common stock	59.5	58.3	-	-	-	-	-	-	-	-	59.0	58.8
Other comprehensive income	-	2.7	2.7	-	-	-	-	-	-	-	2.7	2.7
Retained earnings (12/31/02)	250.4	371.4	1.1	11.3	1.2	-	(0.2)	-	-	326.0	61.7	370.9